EXHIBIT 10.37
August 30, 2005
Mr. Bertram W. Rankin
c/o Callidus Software Inc.
160 W. Santa Clara Street
San Jose, CA 95133
Dear Bert:
This letter is to confirm our agreement (the “Agreement”) with respect to your separation from Callidus Software Inc. (the “Company”). To ensure that there are no ambiguities, this Agreement explains in detail both your rights and obligations and those of the Company upon termination of your employment.
Your employment with the Company and its subsidiaries will terminate effective as of October 6, 2005 (“Separation Date”). During the month of September you will be available to work with Executive Staff and your team to transition your job duties as Robert Youngjohns, President and CEO, directs, including but not be limited to being available for meetings, answering questions regarding Marketing projects status and the like. You will be paid your regular base salary until your Separation Date, and any vacation pay that has accrued through your Separation Date as required by applicable law, minus any applicable withholding taxes. If you sign the attached Release of Claims (the “Release”) and agree to be subject to the Trading Restrictions (as defined below), the Company agrees to pay you the following, all of which shall be the “Separation Benefits”:
(1) $179,166.67 (representing the equivalent of 10 months of base pay), minus applicable withholding taxes, due and payable on or before October 6, 2005;
(2) $22,500.00 (representing half of your eligible second half 2005 bonus), minus applicable withholding taxes, due and payable on or before October 6, 2005; and,
(3) You will be allowed to keep your currently assigned computer, the Dell laptop (serial number FSWM631), and associated software, docking station and peripherals; provided that all confidential and/or proprietary information of the Company shall be removed from such computer to the reasonable satisfaction of the Company.
These Separation Benefits will be in lieu of any amounts that would otherwise be due to you under any other agreement, plan or policy or applicable law in connection with your termination of employment.

Separation Agreement with
Bertram W. Rankin

If you are contributing to the Company’s 401(k) Plan, your contributions will cease upon your Separation Date. You will continue to have life insurance coverage through the Company until your Separation Date, upon which date, such coverage will cease. Furthermore, (other than as set forth above) vesting on stock options that have been granted to you will cease upon your Separation Date. You will have the number of days from your Separation Date specified in the applicable option agreement (which is generally 90 days or three months) to exercise any vested options. In consideration of the additional benefits to be provided to you in accordance with this Agreement and the Release, you agree that you will remain subject to the terms of the Company’s insider trading policy and blackout period as if you remained an executive officer of the Company, and that as such you agree not to enter into any purchase or sale of the Company’s stock or any of the other transactions described in Section 4 of the Company’s insider trading policy from September 1, 2005 (or such earlier date as the Company may next impose trading restrictions on employees) until two full business days after the Company has completed its third quarter earnings call (expected to occur towards the end of October, 2005) (the “Trading Restrictions”), at which time the Trading Restrictions shall cease and be of no further force or effect. You understand that the Trading Restrictions will not result in an extension of the period to exercise your stock options. For your reference, we have enclosed a copy of the Company’s current insider trading policy. By signing below you acknowledge that the Company will be permitted to instruct its transfer agent not to process any transaction executed in violation of the Trading Restrictions. Should you need assistance or have any questions with respect to the option exercise process, please contact Virginia Sajor at (408) 808-6597. For questions relating to the insider trading policy, please contact me at 408-808-6470.
Other than the above referenced laptop, any equipment that is property of the Company should be returned to the Company. Any outstanding business expenses that you have incurred up to your Separation Date, but have not submitted, must be submitted within 30 days of your Separation Date to Patricia Ducote in Accounting.
As you are aware, your obligations under the Employment, Confidential Information and Invention Assignment Agreement (“Employee Inventions Agreement”) will remain in effect following the Separation Date in accordance with the terms of that agreement. For your reference, we have enclosed a copy of your Employee Inventions Agreement.
As referred to earlier, the Company is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for (i) an agreement to be bound by the Trading Restrictions discussed in this Agreement and (ii) signing the attached Release. Specifically, in exchange for the foregoing (i) and (ii), the Company is prepared to offer you the Separation Benefits. If you wish to accept such additional benefits in consideration for the Release and your agreement to be subject to the Trading Restrictions, your signature below and on the enclosed Release will reflect your agreement.

Separation Agreement with
Bertram W. Rankin

If, after carefully reviewing these terms and conditions, you wish to accept this Agreement and the attached Release, please sign below in the places indicated and return these documents to me. You represent you are over the age of 40. As such, in accordance with the Older Workers Benefit Protection Act, you have up to 21 days from the date of this separation letter to accept its terms. You should take sufficient time to consult an attorney about these terms. Once you execute this letter, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation. By your signature below, you understand and acknowledge that you are required to repay Callidus for any amounts received by you beyond the date of this letter in the event that you voluntarily decide to revoke your rights. By signing this Agreement and the attached Release, you acknowledge that you fully understand the terms of this Agreement and the Release. Should you have any questions in respect of the foregoing, you are advised to seek legal counsel for advice.
Bert, we wish you the best of success in your future endeavors.
Sincerely,
/s/ Brian E. Cabrera
Brian E. Cabrera
Vice President, Corporate Development
& General Counsel
Callidus Software Inc.
Encl.

Accepted and agreed on September 15, 2005:
By:	/s/ Bertram W. Rankin
Bertram W. Rankin

Separation Agreement with
Bertram W. Rankin

RELEASE OF CLAIMS
Callidus Software Inc. (the “Company”) and Bertram W. Rankin (“Employee”), expressly agree and consent to the termination of Employee’s employment effective as of October 6, 2005 in exchange for the benefits described in the Agreement between the Company and Employee dated as of August 30, 2005 (the “Agreement”). Employee understands that these are benefits for which Employee is not eligible unless Employee elects to sign this Release of Claims (the “Release”) and agrees to be subject to the Trading Restrictions described in the Agreement. The Company is prepared to provide Employee with the Separation Benefits (as defined in the Agreement) and the terms of this Release in return for Employee’s agreement with the terms of this Release and the Agreement.
In consideration of these benefits, Employee, on behalf of Employee and Employee’s spouse, dependents, assigns, heirs, executors and administrators, hereby fully and completely release, waive and forever discharge the Company, its past, present and future affiliates, subsidiaries, agents, officers, directors, stockholders, employees, attorneys, insurers, successors, assigns and other representatives from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to October 6, 2005, the date of this Release, including but not limited to any claims arising out of Employee’s offer of employment, employment or termination of employment with the Company, this Release, the Agreement or Employee’s right to purchase, or the actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. The matters released also include, but are not limited to, any claims under federal, state or local laws, including claims arising under, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the California Constitution; the California Worker’s Compensation Act; the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act; the Employee Retirement and Income Security Act of 1974, or the Americans with Disabilities Act, each as amended to date, and any common law, tort, contract or statutory claims, and any claims for attorneys’ fees and costs. For the avoidance of doubt, nothing contained in the foregoing shall be deemed to limit Employee’s rights to receive unemployment or workers compensation, nor shall any of Employee’s rights as a vested beneficiary under the Company 401(k) plan be limited by the foregoing. Moreover, nothing in this Release shall remove Employee’s right to indemnification by the Company for Employee’s actions or omissions during the period which were in the course and scope of Employee’s employment as an executive officer of the Company under the terms of the Company’s current directors and officers insurance policy, Employee’s Indemnification Agreement with the Company dated August 26, 2003, or Article 10 of the Company’s Amended and Restated Certificate of Incorporation, which rights to insurance

Separation Agreement with
Bertram W. Rankin

and indemnification shall be limited and terminated only in accordance with the terms of such policy, agreement or document, or to seek to enforce the Agreement.
In consideration of this Release, the Company, its past, present and future affiliates, subsidiaries, agents, officers, directors, stockholders, employees, attorneys, insurers, successors, assigns and other representatives hereby fully and completely release, waive and forever discharge Employee, and Employee’s spouse, dependents, assigns, heirs, executors and administrators from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to October 6, 2005, the date of this Release, except that the Company does not release any claims, charges, causes of actions or complaints of whatever kind which are founded upon or relate to allegations of fraud, intentional or willful misconduct, or other criminal conduct while employed at the Company for which the Company, under applicable law, may not indemnify Employee in any action, suit or proceeding brought or threatened by a third party directly or in the right of the Company. Notwithstanding the foregoing, the Company does not waive any rights to which it may be entitled to seek to enforce the Agreement.
Employee represents that Employee is over the age of 40.
The parties understand and agree that this Release extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described above. The parties expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
The parties fully understand that, if any fact with respect to any matter covered by this Release is found hereafter to be other than or different from the facts now believed by the parties to be true, the parties expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.
The parties agree not to file any claim, charge, action or complaint concerning any matter referred to in this Release. If either party has previously filed any claims, such party agrees to take all steps necessary to cause them to be withdrawn without delay.
Employee further acknowledges that during Employee’s employment, Employee may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s financial condition, results of operations, products, plans, designs and other valuable confidential information. Employee agrees not to disclose any such confidential information unless required by subpoena or court order, and that Employee will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

Separation Agreement with
Bertram W. Rankin

This Release and the Agreement constitute the entire agreement between the Company and Employee with respect to any matters referred to in this Release. This Release and the Agreement supersede any and all of the other agreements between the Company and the Employee, except for the Indemnification Agreement dated on or about August 26, 2003, and the Stock Option Agreements dated on or about June 2, 2003, August 26, 2003, September 1, 2004, and February 28, 2005 (collectively, the “Other Agreements”), all of which have been included in Employee’s termination packet and remain in effect (except that if the Agreement and this Release conflict with any such Other Agreements, the Agreement and this Release shall govern) and will terminate in accordance with their respective terms. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release or the Agreement should be implied or are binding. Neither party is relying upon any other agreement, representation, statement, omission, understanding or course of conduct which is not expressly set forth in this Release or the Agreement. Both parties understand and agree that neither this Release nor the Agreement shall be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either the Company or the Employee. The parties also agree that if any provision of this Release, the Agreement or the Other Agreements is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release and the Agreement will be governed by, interpreted and construed in accordance with the laws of California.
Employee agrees that, during the remaining term of his employment with the Company and for a period of twelve (12) months immediately following the termination of Employee’s relationship with the Company, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, take away such employees from the Company, or attempt to so solicit, induce, recruit, encourage or take away employees of the Company, either for Employee or on behalf of any other person or entity.
Employee agrees that Employee will not impugn the business of the Company, including the use of defamatory statements towards the Company, or its (or its subsidiaries’) officers, directors, or former or current employees. The Company agrees that it shall not, and shall not authorize any officer, director, or other employee of the Company to, impugn the name or reputation of Employee. Employee further acknowledges and agrees that inquiries from future potential employers should be directed to the Company’s CFO, who shall supply Employee’s dates of employment, position held and salary.
Finally, Employee agrees that Employee will not disclose voluntarily or allow anyone else to disclose either the existence of, reason for, contents of, or the discussions between himself and the Company about this Release or the Agreement without the Company’s prior written consent, unless required to do so by law or unless such disclosure has already been made by the Company. Notwithstanding this provision, Employee is authorized to disclose this Release and the Agreement to Employee’s spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree with the Company to hold the terms of the

Separation Agreement with
Bertram W. Rankin

Release and the Agreement in strictest confidence. Employee is further authorized to make appropriate disclosures as required by court order, provided that Employee notifies the Company in writing of such legal obligations to disclose at least five (5) business days in advance of any such disclosure.
Employee understands that the Company is subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and therefore may be required to disclose some or all of the terms of this Release and/or the Agreement with the SEC, including by filing this Release and the Agreement as an exhibit to one or more reports filed with the SEC.
Prior to execution of this Release and the Agreement, each party has apprised itself of sufficient relevant information in order to intelligently exercise its own judgment. Each party has had sufficient time to consult legal counsel and has had time in which to consider this Release and the Agreement. Each party further acknowledges and agrees that this Release and the Agreement are executed voluntarily and with full knowledge of their legal significance. Each party also understands and agrees that if any suit is brought to enforce the provisions of this Release or the Agreement, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.
Each party understands that the other party’s failure to insist upon strict adherence to any term of this Release or the Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right to insist on strict adherence to that term or any other term hereof or thereof.
ACCEPTANCE OF RELEASE
EACH PARTY HAS CAREFULLY READ AND FULLY UNDERSTANDS AND VOLUNTARILY AGREES TO BE SUBJECT TO ALL THE TERMS OF THIS RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS DESCRIBED IN THIS RELEASE AND THE AGREEMENT TO WHICH THEY WOULD OTHERWISE NOT BE ENTITLED.

Dated: 9/15/2005	/s/ Bert W. Rankin
Bertram W. Rankin

Dated: 9/15/2005	/s/ Brian E. Cabrera
Brian E. Cabrera
Vice President, Corporate Development & General Counsel Callidus Software Inc.